EXHIBIT 10.1

AGREEMENT FOR PURCHASE AND SALE

OF

MEMBERSHIP INTEREST

by and between

TRANSCANADA AMERICAN INVESTMENTS LTD., as SELLER

and

TC PIPELINES, LP, as BUYER

February 24, 2015

Appendix A:	Definitions

Exhibit A:	Form of Closing Tax Certificate
Exhibit B:	Form of Assignment and Assumption Agreement
Exhibit C:	GTN LLC Budget
Exhibit D:	Third Amended and Restated GTN LLC Agreement
Exhibit E:	Third Amended and Restated LP Agreement
Exhibit F:	Form of Release

Schedules:	Schedules to Agreement

AGREEMENT FOR PURCHASE AND SALE
OF
MEMBERSHIP INTERESTS

THIS AGREEMENT FOR PURCHASE AND SALE OF MEMBERSHIP INTEREST (this “Agreement”), is executed as of this 24th day of February, 2015, by and between TRANSCANADA AMERICAN INVESTMENTS LTD., a Delaware corporation (“Seller”) and TC PIPELINES, LP, a Delaware limited partnership (“Buyer”).  Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Seller and Buyer own a 30% and 70% direct or indirect membership interest, respectively, in Gas Transmission Northwest LLC, a Delaware limited liability company (“GTN LLC”);

WHEREAS, Buyer acquired a 25% indirect membership interest in GTN LLC pursuant to an Agreement for Purchase and Sale of Membership Interests, by and between Seller and TC Pipelines Intermediate Limited Partnership, dated April 26, 2011 at a closing held May 3, 2011;

WHEREAS, Buyer acquired a further 45% indirect membership interest in GTN LLC pursuant to an Agreement for Purchase and Sale of Membership Interests, by and between Seller and TC Pipelines Intermediate Limited Partnership, dated May 15, 2013 (the “2013 PSA”) at a closing held July 1, 2013 (the “2013 PSA Closing Date”); and

WHEREAS, Buyer desires to purchase and acquire, and Seller desires to sell and assign, Seller’s remaining 30% direct membership interest in GTN LLC (the “GTN Interest”) pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
SALE AND PURCHASE

Section 1.01 Agreement to Sell and to Purchase GTN Interest.

At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the GTN Interest.

Section 1.02 Purchase Price and Issuance of Class B Units.

The purchase price to be paid by Buyer to Seller for the GTN Interest (the “Purchase Price”) shall be comprised of (i) the Closing Payment, which shall be adjusted in accordance with Section 1.03, and (ii) the issuance of the Class B Units by the Buyer to the Seller on the Closing Date.  The Buyer and Seller agree that the fair market value of the Class B Units is $95,000,000.

Section 1.03 Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing, Seller shall prepare and deliver to Buyer a written statement (the “Working Capital Adjustment Statement”), together with supporting work papers with respect to the calculation of the amounts set forth therein, which reflects the Working Capital as of the Effective Time for GTN LLC.  Seller agrees to cooperate with Buyer in connection with the preparation of the Working Capital Adjustment Statement and related information, and shall provide to Buyer and Buyer’s representatives such books, records, information, and access to such of GTN LLC’s or its Affiliates’ employees and properties during normal business hours, as may be reasonably requested from time to time by Buyer or its representatives.

(b) Buyer may dispute the Working Capital Adjustment Statement and the items reflected therein; provided, however, that Buyer shall notify Seller in writing of any disputed amounts, and provide a reasonably detailed description of the basis of such dispute, within ninety (90) days after Buyer’s receipt of the Working Capital Adjustment Statement.  In the event of such a dispute, the Parties shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If the Parties are unable to reach a resolution of any such differences within ninety (90) days after Seller’s receipt of Buyer’s written notice of dispute, the Parties shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the Parties, within ninety (90) days after such submission, a resolution of such remaining disputed amounts, and such resolution shall be final, binding and conclusive on the Parties with respect to the remaining amounts disputed.  The Independent Accounting Firm shall only resolve the disputed amounts by choosing the amounts submitted by Buyer or Seller or amounts in between.  The fees and disbursements of the Independent Accounting Firm shall be shared equally by Buyer, on the one hand, and Seller, on the other hand.  For the avoidance of doubt, the Working Capital Adjustment Statement and the amounts reflected thereon shall be deemed to be modified to the extent of any changes thereto that become final, binding and conclusive on the Parties based on mutual agreement or a determination of the Independent Accounting Firm in accordance with this Section 1.03(b).

(c) Within five (5) Business Days after the earliest to occur of (i) a mutual written agreement of the Parties with respect to the Working Capital Adjustment Statement (ii) the termination of the ninety (90) day period described in Section 1.03(b) if Buyer does not provide a notice of dispute within such period as provided therein and (iii) the final determination of all such disputed amounts in accordance with Section 1.03(b), (A) if Working Capital as of the Effective Time exceeds the Estimated Working Capital, Buyer shall pay Seller thirty percent (30%) of the amount of such excess, and (B) if Working Capital as of the Effective Time is less than the Estimated Working Capital, Seller shall pay to Buyer thirty percent (30%) of the amount of such deficiency.  All payments made pursuant to the previous sentence shall be paid together with interest thereon for the period commencing on the Effective Time through the (d) date of payment, calculated at the Prime Rate in effect on the Closing Date, in cash by wire transfer of immediately available funds.

Section 1.04 Time and Place of the Closing.

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the  “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105 at 10:00 a.m., local time, on April 1, 2015 provided that all of the conditions to each Party’s obligations hereunder have been satisfied or waived (other than conditions to be satisfied at the Closing), or at such other place or time as the Parties may agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”  Other than with respect to those matters that are effective or applicable as of the Effective Time as expressly provided herein, the Closing shall be effective for all purposes as of 12:01 a.m. Eastern time on the Closing Date.

Section 1.05 Closing Statement; Closing Payment

(a) On the third (3rd) Business Day prior to Closing, Seller shall deliver to Buyer a statement (the “Closing Statement”) setting forth the Estimated Working Capital. The Closing Statement shall be prepared by Seller in good faith and be accompanied by reasonably detailed supporting documentation.

(b) At the Closing, Buyer shall wire transfer the Closing Payment in immediately available funds to a chartered bank to be designated by Seller for the account of Seller, to the account specified by Seller to Buyer on or prior to the third (3rd) Business Day immediately preceding the Closing Date.

Section 1.06 Deliveries by Seller.

At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a) the Assignment and Assumption Agreement, duly executed by Seller;

(b) an executed certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2) (substantially in the form attached hereto as Exhibit A);

(c) duly executed resignations of Jon A. Dobson and Dean K. Ferguson from the management committee of GTN LLC;

(d) evidence satisfactory to the Buyer acting reasonably of the receipt of the consents described on Schedule 2.03(b); and

(e) such other agreements, documents, instruments and writings as are expressly required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

Section 1.07 Deliveries by Buyer.

At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a) the Closing Payment;

(b) the Assignment and Assumption Agreement, duly executed by Buyer;

(c) the Release, duly executed by GTN LLC and Buyer;

(d) the third amended and restated limited liability company agreement of GTN LLC substantially in the form attached hereto as Exhibit D (the “Third Amended and Restated GTN LLC Agreement”), including the Class B Unit Supplement creating the Class B Units, duly executed;

(e) the third amended and restated agreement of limited partnership of Buyer substantially in the form attached hereto as Exhibit E,  (the “Third Amended and Restated LP Agreement”); and

(f) such other agreements, documents, instruments and writings as are expressly required to be delivered by Buyer at or prior to the Closing Date  pursuant to this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article II are correct and complete as of the date hereof as follows, except as set forth in the Schedules.  All references to "GTN LLC" in this Article II shall be deemed to refer not only to GTN LLC but also to Gas Transmission Northwest Corporation and Gas Transmission Northwest CA, LLC, if applicable, except with respect to the representations and warranties set forth in Sections 2.04 and 2.08.

Section 2.01 Organization and Qualification.

Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own and operate its business as presently conducted, and (c) is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have a Material Adverse Effect.

Section 2.02 Authorization; Validity and Effect of Transaction Agreements.

   Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Agreements by Seller and the performance of its obligations hereunder and thereunder and the consummation of all of the transactions contemplated hereby and thereby have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly authorized by the board of directors (and, if required, shareholders) of Seller and by all other necessary corporate action, and no other proceedings are (or will be) necessary for Seller to authorize this Agreement or the other Transaction Agreements and the transactions contemplated hereby and thereby.  This Agreement and the Transaction Agreements have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will at or prior to the Closing, be) duly and validly executed and delivered by Seller and constitute (or will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 2.03 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery by Seller of this Agreement and the Transaction Agreements, nor the performance by Seller of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby, will: (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of Seller; (ii) violate any Applicable Laws; or (iii) except as set forth on Schedule 2.03(a), conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any Material benefits, rights or privileges under, or the creation of a Lien on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or Lien, a “Violation”) any Contract (A) to which Seller is a party, (B) by which Seller or any of its assets or properties are bound or affected, or (C) pursuant to which Seller is entitled to any rights or benefits, except for such Violations which would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 2.03(b), no consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 2.04 Ownership and Delivery of the GTN Interest.

Seller is the legal and beneficial owner of 30% of the membership interests in GTN LLC.  Except as set forth on Schedule 2.04, at the Closing, Seller will transfer good and valid title to the GTN Interest to Buyer, free and clear of any and all Liens.  There are no outstanding subscriptions, options, warrants, calls, rights, commitments, arrangements, understandings or agreements of any character affecting Seller’s right to transfer the GTN Interest as contemplated herein.

Section 2.05 No Brokers.

Seller does not have any liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer or GTN LLC could be liable or that could result in any Lien on the GTN Interest.

Section 2.06 Legal Proceedings.

There are no actions or proceedings pending or, to the Knowledge of Seller, threatened, against Seller before any court, arbitrator or Governmental Authority acting in an adjudicative capacity which, if adversely determined, would prohibit or restrain the execution, delivery or performance by Seller of this Agreement or the Transaction Agreements or any of the transactions contemplated hereby or thereby.  Seller is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would prohibit or restrain the execution, delivery or performance by Seller of this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby.

Section 2.07 Absence of Certain Changes.

Except as set forth on Schedule 2.07, since December 31, 2014 and the date hereof: (a) GTN LLC has not incurred any liabilities or obligations, fixed, contingent, accrued or otherwise that are of the type that are required to be set forth on a balance sheet prepared in accordance with GAAP (except for liabilities and obligations incurred in the ordinary course of business); (b) GTN LLC has conducted the Business, in all Material respects, in the ordinary course; and (c) no event, occurrence or other matter has occurred that would reasonably be expected to have a Material Adverse Effect.

Section 2.08 GTN LLC Organization and Qualification.

GTN LLC (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite limited liability company power and authority to own and operate its business as presently conducted and (c) is duly qualified as a foreign limited liability company in each of the jurisdictions where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have a Material Adverse Effect.

Section 2.09 No Subsidiaries.

(a) GTN LLC does not own any equity interest in any Person.

(b) GTN LLC is not a party to any Contract, or otherwise subject to any legal restriction, restricting its ability to distribute profits or make any other similar distributions, except (i) as set forth in Schedule 2.09(b) and (ii) for legal restrictions, if any, under the Delaware Limited Liability Company Act.

Section 2.10 Financial Statements.

Copies of the unaudited financial statements (including any notes and schedules thereto) of GTN LLC as at December 31, 2014 are attached as Schedule 2.10 (the “Financial Statements”).  The Financial Statements (including in each case any related schedules and notes) fairly present in all Material respects the financial position of GTN LLC as of the date specified therein, and the results of its operations for the respective period so specified, and have been prepared in accordance with GAAP consistently applied throughout the period involved.

Section 2.11 Litigation; Observance of Orders.

(a) Except as set forth on Schedule 2.11(a), there are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened against GTN LLC in any court or before any arbitrator of any kind or before or by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(b) GTN LLC is not in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority which default would reasonably be expected to have a Material Adverse Effect.

      Section 2.12 [Intentionally Deleted].

Section 2.13 Title to Real and Personal Property.

Except as set forth in Schedule 2.13, GTN LLC has good title in fee simple to, or has valid rights to lease or use, by easement, license, Contract or otherwise, all items of real and personal property used in the ordinary course of the Business, in each case free and clear of all Liens, except those that (a) do not materially interfere with the current use of such property by GTN LLC or (b) constitute Permitted Encumbrances.

Section 2.14 Permits; Intellectual Property.

(a) GTN LLC owns or possesses all Permits, patents, copyrights, service marks, trademarks and trade names, or rights thereto, necessary (i) for the operation, ownership and maintenance of the GTN Pipeline and (ii) for the conduct of the Business, except where the failure to own or possess the same would not reasonably be expected to have a Material Adverse Effect.  Since the Acquisition Date, GTN LLC has not received any written notice of any revocation or modification of any such Permit, patent, copyright, service mark, trademark or trade name nor has it received any written notice that such Permit, patent, copyright, service mark, trademark or trade name will not be renewed in the ordinary course of business.

(b) Since the Acquisition Date, GTN LLC has made all declarations and filings with the appropriate Governmental Authorities that are necessary for the ownership, maintenance or lease of its Material properties and the conduct of the Business, except where the failure to make the same would not reasonably be expected to have a Material Adverse Effect.

Section 2.15 Condition of Assets.

(a) The GTN Pipeline and all other tangible Material property owned by GTN LLC have been maintained in all Material respects to prevailing industry standards for similar assets and, except as set forth on Schedule 2.15(a), are in satisfactory operating condition and repair, ordinary wear and tear excepted.

(b) There are no capital expenditures currently required in order to preserve the satisfactory operating condition of the GTN Pipeline or other tangible Material property owned by GTN LLC, other than (i) as reflected in the GTN LLC Budget and (ii) normal maintenance expenditures that are incurred or expected to be incurred in the ordinary course of operating the Business.

Section 2.16 Employee Matters.

(a) GTN LLC does not have any employees. Except as set forth on Schedule 2.16(a), there are no employee or employee-benefit related liabilities to which GTN LLC is subject other than with respect to liabilities that GTN LLC has with respect to being owned 70% by Buyer.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not involve any transaction that, absent an applicable exemption, is subject to the prohibitions of Section 406(b) of ERISA or in connection with which, absent an applicable exemption, a Tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

Section 2.17 No Violation or Default.

Except as set forth on Schedule 2.17, GTN LLC is not (a) in violation of the GTN A&R LLC Agreement or its certificate of formation; (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, under any Contract to which GTN LLC is a party or by which it is bound or to which any of its property or assets are subject; or (c) in violation of any Applicable Law or any judgment or order of any court or arbitrator or Governmental Authority, except, in the case of clauses (b) and (c) above, for any such default or violation that would not reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, it is understood and agreed that the representations and warranties set forth in this Section 2.17 shall not apply to (i) matters relating to Taxes, (ii) Permits, declarations and filings (as the sole and exclusive representations and warranties regarding Permits, declarations and filings are set forth in Section 2.14), (iii) employee matters (as the sole and exclusive representations and warranties regarding employee matters are set forth in Section 2.16) or (iv) environmental matters (as the sole and exclusive representations and warranties regarding environmental matters are set forth in Section 2.20).

 Section 2.18 Material Agreements.
The Contracts set forth on Schedule 2.18 (collectively, the “Material Agreements”) constitute all Material gas transportation contracts, operation and maintenance agreements, construction contracts and other Material Contracts to which GTN LLC is a party or by which GTN LLC is bound or to which any of its property or assets is subject.  The Material Agreements have been duly authorized, executed and delivered by GTN LLC and constitute valid and legally binding agreements of GTN LLC, enforceable against GTN LLC in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 2.19 Insurance.

GTN LLC has insurance with Reputable Insurers covering its properties against loss or damage of the kinds customarily insured against by companies similarly situated in the industry in which GTN LLC conducts the Business, in such amounts and with such deductibles as is customary of similarly situated companies and, since the Acquisition Date, GTN LLC has not received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

Section 2.20 Compliance With Environmental Laws.

Except as set forth on Schedule 2.20, since the Acquisition Date, GTN LLC: (a) has been operated in compliance with any and all Environmental Laws; (b) has received and is in compliance with all Permits required under applicable Environmental Laws to conduct the Business; (c) has not been the subject of any outstanding order or judgment from a Governmental Authority under applicable Environmental Laws requiring remediation or payment of a fine in an amount in excess of $500,000 individually or in aggregate; and (d) has not received any written notice of any actual or potential liability for the violation of, or noncompliance with any Environmental Law, or the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants under any Environmental Law, except in the case of the foregoing clauses (a) and (b) for any such noncompliance as would not reasonably be expected to have a Material Adverse Effect.  Except for actions and conditions which have not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, no condition exists on any property currently owned or leased by GTN LLC which would subject GTN LLC or such property to any remedial obligations or liabilities.

Section 2.21 No Conflict; Required Filings and Consents Applicable.

(a) Except as set forth on Schedule 2.21(a), neither the execution and delivery by Seller of this Agreement or the Transaction Agreements, nor the performance by Seller of the obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will result in a Violation of any Contract (i) to which GTN LLC is a party, (ii) by which GTN LLC or any of its assets or properties are bound or affected or (iii) pursuant to which GTN LLC is entitled to any rights or benefits, except for such Violations which would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 2.21(b), no consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by GTN LLC in connection with the execution, delivery and performance by Seller of this Agreement or the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 2.22 Intercompany Matters.

Except for the Transaction Documents or as set forth in Schedule 2.22, there are no intercompany contracts or other arrangements between GTN LLC, on the one hand, and Seller or its other Affiliates, on the other hand, that (a) cannot be terminated by GTN LLC upon notice of thirty (30) days or less and (b) would subject GTN LLC to any obligations or liabilities, or otherwise bind GTN LLC subsequent to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 3.01 Organization and Qualification of Buyer.

Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has all requisite limited partnership power and authority to own and operate its business as presently conducted.  Buyer is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have a material adverse effect on Buyer.

Section 3.02 Authorization; Validity and Effect of Transaction Agreements.

Buyer has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the performance by it of its obligations hereunder and thereunder and the consummation of all of the transactions contemplated hereby and thereby have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly authorized by Buyer’s general partner and by all other necessary corporate and limited partnership action on the part of Buyer and its general partner, and no other proceedings are (or will be) necessary for Buyer to authorize this Agreement or the other Transaction Agreements and the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Agreements to which Buyer is a party have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly and validly executed and delivered by Buyer and constitute (or will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.03 No Conflict; Required Filings and Consents Applicable to Buyer.

(a) Neither the execution and delivery by Buyer of this Agreement or the other Transaction Agreements to which it is a party, nor the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with, or result in the breach of, any provision of its certificate of limited partnership or limited partnership agreement or any other governing or organizational document of Buyer, or the certificate of incorporation or bylaws of its general partner; (ii) violate any Applicable Law; or (iii) conflict with or result in any Violation of any Contract (A) to which Buyer is a party, (B) by which Buyer or any of its assets or properties is bound or affected or (C) pursuant to which Buyer is entitled to any rights or benefits, except for such Violations which would not reasonably be expected to have a material adverse effect on Buyer.

(b) No consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a material adverse effect on Buyer.

Section 3.04 No Brokers.

Buyer has no liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer for which Seller or GTN LLC could be liable.

Section 3.05 Legal Proceedings Relating to Buyer.

There are no actions or proceedings pending or, to Buyer’s knowledge, threatened against Buyer before any court or Governmental Authority acting in an adjudicative capacity, which, if adversely determined, would prohibit or restrain the execution, delivery or performance of this Agreement or the other Transaction Agreements or any of the transactions contemplated hereby or thereby.  Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would prohibit or restrain the execution, delivery or performance of this Agreement, the other Transaction Agreements or any of the transactions contemplated hereby or thereby.

Section 3.06 Acquisition for Investment.

Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto. Buyer is acquiring the GTN Interest for Buyer’s own account for investment only and not with a view to, or any present intention of, effecting a distribution of the GTN Interest in violation of the Securities Act.  Buyer acknowledges that it currently owns indirectly 70% of the membership interests in GTN LLC, and that the GTN Interest has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of except in accordance with the Securities Act and any applicable state laws.  Buyer is an accredited investor (within the meaning of Regulation D promulgated under the Securities Act).

Section 3.07 No Other Representations; Waiver of Implied Warranties.

Except as provided in Article II of this Agreement, Seller has not made and does not make any other representations or warranties as to the GTN Interest, GTN LLC, the Business or any matter or thing affecting or relating to GTN LLC or its business, operations, assets, properties, liabilities, financial condition, results of operation or other affairs.  Buyer hereby waives, to the extent permitted by law, any implied warranty applicable to the transactions contemplated hereby (including any implied warranty of merchantability or fitness for a particular purpose).  Buyer acknowledges that it has had the opportunity to conduct its own independent investigation, analysis and evaluation of the GTN Interest, GTN LLC and the Business.

ARTICLE IV
COVENANTS OF THE PARTIES

Section 4.01 Expenses.

Except as otherwise provided in this Agreement, Buyer and Seller shall be solely responsible for their respective expenses and costs incurred in connection with the execution and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.

Section 4.02 Access to Information by Buyer.

Seller shall grant Buyer reasonable access during normal business hours to all books and records concerning GTN LLC which Seller has in its possession or control, as Buyer deems reasonably necessary or advisable in connection with the consummation of the transactions contemplated hereby; provided that such access shall not materially interfere with normal operations of Seller, GTN LLC or any of their respective Affiliates.

Section 4.03 Conduct of the Business Pending the Closing Date.

(a) Except as required or permitted by this Agreement, or otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending on the Closing Date, Seller will, and will cause GTN LLC to:

    (i) operate and maintain the Business in all material respects in the usual, regular and ordinary manner consistent with past practices, and to the extent consistent with such operation and maintenance, preserve the present business organization of the Business;

    (ii) maintain its books, accounts and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with past practice, comply in all Material respects with all laws, rules or regulations of any Governmental Authority and contractual obligations applicable to the Business or to the conduct of the Business and perform all of its Material obligations relating to the Business;

    (iii) not waive any Material claims or rights relating to the Business;

    (iv) after obtaining Knowledge thereof, give notice to Buyer of any claim or litigation (threatened or instituted) or any other event or occurrence which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to cause Seller to breach any representation, warranty or covenant of Seller contained in this Agreement;

    (v) not file an election to have GTN LLC classified as an association taxable as a corporation for U.S. federal, state or local income tax purposes; and

    (vi) not agree, whether in writing or otherwise, to take any action which is inconsistent with this Section 4.03(a).

(b) Notwithstanding anything to the contrary in this Section 4.03, prior to the Closing Date, Buyer, on the one hand, and Seller, on the other hand, will act independently of each other in making decisions as to their respective businesses, other than with respect to their current interests in the Business.

Section 4.04 Disputes.

In the event of a Dispute, upon the written request (a “Request”) of any Party to this Agreement, the matter shall immediately be referred to senior officers of each Party designated by such Party for resolution.  The designated senior officers shall meet immediately and attempt in good faith to negotiate a resolution of the Dispute.  If the Parties are unable to resolve the Dispute within fifteen (15) Business Days after receipt by a Party of a Request, then either Party may seek any legal avenue available under this Agreement to resolve the Dispute.

Section 4.05 Commercially Reasonable Efforts.

Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements as soon as reasonably practicable, including such actions or things as any Party hereto may reasonably request in order to cause any of the conditions to any other Party’s obligation to consummate such transactions specified in Article V to be fully satisfied, and as promptly as is reasonably practicable cooperate with and furnish information to each other in connection with any requirements imposed upon any of them with respect thereto.

Section 4.06 Regulatory Approvals

As promptly as practicable, the Seller and Buyer shall make all filings and notifications with all Governmental Authorities, if any, that may be or may become reasonably necessary, proper or advisable under this Agreement and Applicable Laws to consummate and make effective the transactions contemplated under this Agreement.  Buyer and Seller shall equally share the filing fees and associated costs, including legal fees in connection with the foregoing.

Section 4.07 Schedules.

(a) Any information disclosed by any Party hereto pursuant to any Schedule hereto shall be deemed to be disclosed to the other Party for all purposes of this Agreement and the Transaction Agreements.  Neither the specification of any dollar amount or any item or matter in any provision of this Agreement or any Transaction Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not Material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not Material for purposes of this Agreement or any Transaction Agreement.  Neither the specification of any item or matter in any provision of the Agreement or any Transaction Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Transaction Agreement.

(b) Each Party shall from time to time prior to or at the Closing, supplement or amend any Schedule hereto to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein.  No such supplement or amendment shall be deemed to cure any breach for purposes of Section 5.02(a) or Section 5.03(a) (as applicable).  If, however, the Closing occurs, any such supplement and amendment relating to matters arising after the date hereof will be effective to cure and correct for all purposes any inaccuracy in or breach of any representation, warranty, covenant or obligation which would have existed if such Party had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 4.07 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

Section 4.08 Right of First Refusal Relating to and Approval of Expansion Projects.

   For a period of five (5) years after the Closing Date, neither Seller nor its Affiliates may undertake any Expansion Project other than through GTN LLC without first offering to GTN LLC the opportunity to participate in the development and financing of such Expansion Project. Seller and its Affiliates shall give GTN LLC written notice of such proposal and GTN LLC shall have the right, for a period of thirty (30) days from the date of such notice, to elect, by delivery of written notice to the Seller or the Affiliate proposing such Expansion Project, to participate in the development and financing of such Expansion Project.  For the avoidance of doubt, Seller or any of its Affiliates may undertake (i) any addition, increase, extension or acquisition that is not an Expansion Project without first offering to GTN LLC such opportunity, and (ii) any Expansion Project that is offered to GTN LLC but is not approved by GTN LLC.  For purposes of this Section 4.08, “Expansion Project” means the acquisition or development of any natural gas pipeline that connects to the GTN Pipeline having a pipeline diameter of less than 24 inches and a delivery point within 30 miles of the GTN Pipeline as it existed on the date of this Agreement; provided that in any event “Expansion Project” shall not include the acquisition or development of any pipeline project by Trail West Holdings, LLC or Trail West Pipeline, LLC.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.01 Conditions to Obligation of Each Party to Close.

The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of all of the following conditions:

(a) No Orders.  No statute, rule, regulation, executive order, decree, ruling, permanent injunction or other permanent order shall have become effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 5.02 Conditions to Seller’s Obligation to Close.

Seller’s obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of Buyer contained in Article III shall be true and correct in all material respects (except where such representations and warranties are already modified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of execution of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.  Buyer shall have delivered a certificate to Seller at Closing attesting to these matters.

(b) Delivery of Closing Documents. Buyer shall have delivered to Seller each of the agreements and documents specified in Section 1.07.

Section 5.03 Conditions to Buyer’s Obligation to Close.

Buyer’s obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties; Covenants.  The representations and warranties of Seller contained in Article II shall be true and correct in all material respects (except where such representations and warranties are already modified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of execution of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made by Seller on, as of and with reference to such time, and Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.  Seller shall have delivered a certificate to Buyer at Closing attesting to these matters.

(b) No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date hereof.

(c) Consents.  Buyer shall have received evidence satisfactory to the Buyer acting reasonably of the receipt of the consents described on Schedule 2.03(b).

(d) Delivery of Closing Documents. Seller shall have delivered to Buyer each of the agreements and documents specified in Section 1.06.

ARTICLE VI
SURVIVAL; INDEMNIFICATION

Section 6.01 Survival.

The representations, warranties, covenants, agreements and indemnification obligations of the Parties contained in this Agreement shall survive the Closing until eighteen (18) months from the Closing Date and shall thereafter terminate and expire on the first Business Day following the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties of the Parties set forth in Section 2.02 (Authorization; Validity and Effect of Transaction Agreements), Section 2.04 (Ownership), Section 2.05 (No Brokers-Seller), Section 3.02 (Authorization; Validity and Effect of Transaction Agreements) and Section 3.04 (No Brokers-Buyer), (collectively, the “Identified Representations”) (and the indemnification obligations of the Parties with respect thereto) shall survive indefinitely.  Notwithstanding anything to the contrary in the preceding sentence, (i) any claim for indemnification which shall have been asserted pursuant to Section 6.04 or Section 7.04 prior to the expiration of the survival period applicable to such claim shall survive until the final resolution of such claim in accordance with the provisions of this Article VI; and (ii) in the event that (A) a Party provides written notice to the other Party that the first Party may seek indemnification under this Article VI or Article VII for a potential Loss and Expense prior to the expiration period applicable to the potential claim described in such notice, (B) such written notice describes in reasonable detail the specific factual basis for such potential Loss and Expense and (C) such first Party asserts an actual claim for indemnification pursuant to Section 6.04 or Section 7.04 within sixty (60) days of such notice, then the potential indemnification claim described in such notice shall survive until the final resolution of such claim in accordance with the provisions of this Article VI.

Section 6.02 Indemnification of Buyer.

(a) From and after the Closing Date, but subject to the limitations set forth in this Article VI, Seller shall indemnify and hold harmless Buyer and its officers, directors, employees, agents and representatives (the “Buyer Indemnified Parties”) from and against any damage, loss, claim, obligation, liability, cost (including reasonable attorneys’ fees and expenses), expense or deficiency (collectively, “Loss and Expense”) suffered or incurred by any of the Buyer Indemnified Parties in connection with the transactions contemplated in this Agreement by reason of, arising out of, or resulting from any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, the other Transaction Agreements or any certificate or document required to be delivered by Seller to Buyer pursuant to this Agreement or any other Transaction Agreement (other than breaches of the covenants outlined in Article VII, the indemnification obligations for which are set forth in Article VII).

(b) Subject to the terms and conditions of this Agreement, any Loss and Expense suffered by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are to be indemnified by Seller pursuant to this Article VI or Section 7.04 shall be paid by Seller to the Buyer Indemnified Parties in U.S. Dollars.

Section 6.03 Indemnification of Seller.

(a) From and after the Closing, but subject to the limitations set forth in this Article VI, Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, agents and representatives (the “Seller Indemnified Parties”) from and against any Loss and Expense suffered or incurred by reason of, arising out of or resulting from any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or any certificate or document required to be delivered by Buyer to Seller pursuant to this Agreement.

(b) Subject to the terms and conditions of this Agreement, any Loss and Expense suffered by the Seller Indemnified Parties for which the Seller Indemnified Parties are to be indemnified by Buyer pursuant to this Section 6.03 shall be paid by Buyer to the Seller Indemnified Parties in U.S. Dollars.

Section 6.04 Indemnification Procedures.

(a) Terms.  As used herein, the term “Indemnified Party” shall mean the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, the term “Notifying Party” shall mean the Party entitled to indemnification hereunder, and the “Indemnifying Party” shall refer to the Party obligated to indemnify such Notifying Party’s Indemnified Parties.

(b) Claims.  An Indemnified Party that seeks indemnification under this Article VI for a Loss and Expense that does not arise out of a Third Party Claim (such claim for indemnification being referred to herein as a “Claim”) shall promptly notify the Indemnifying Party of such Claim in writing.  Such notice shall be a condition precedent to any liability of the

(c) Indemnifying Party for such Claim under this Article VI, and such notice shall describe the Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss and Expense that has been or may be sustained by the Indemnified Party.

(d) Third Party Claims.  In the event that any of the Indemnified Parties is made or threatened to be made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liabilities for which, or the costs or expenses of which, are or would be a Loss and Expense for which the Indemnified Party is entitled to indemnification hereunder (any such third party action or proceeding being referred to herein as a “Third Party Claim”), the Notifying Party shall give the Indemnifying Party notice in writing, within ten (10) calendar days after learning of such Third Party Claim.  The failure to timely give such notice shall not affect any Indemnified Party’s ability to seek reimbursement except to the extent such failure adversely affects the Indemnifying Party’s ability to defend successfully a Third Party Claim or such notice is given after the expiration of the applicable survival period set forth in Section 6.01.  The Indemnifying Party shall be entitled to contest and defend such Third Party Claim; provided, that the Indemnifying Party diligently contests and defends such Third Party Claim.  Notice of the intention to contest and defend shall be given by the Indemnifying Party to the Notifying Party within ten (10) Business Days after the Notifying Party’s notice of such Third Party Claim (but in all events as soon as possible prior to the date an answer or other defense to such Third Party Claim is due to be filed).  Such contest and defense shall be conducted by competent counsel employed by the Indemnifying Party and reasonably acceptable to the Notifying Party.  The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss and Expense) to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense.  Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Subject to the preceding sentence, in the event the Indemnifying Party fails to contest and defend a Third Party Claim, the Notifying Party shall be entitled to contest and defend such Third Party Claim in such manner and on such terms as the Notifying Party may deem appropriate, and the Indemnifying Party shall be liable for the Loss and Expense of the Notifying Party in accordance with the provisions of this Article VI.

Section 6.05 Limitations.

(a) Excluded Losses and Basket.  Notwithstanding anything herein to the contrary, Seller shall have no obligation or liability to indemnify a Buyer  Indemnified Party under this Article VI: (i) with respect to any claim or series of related claims, unless in the reasonable estimate of the Notifying Party, the amount of indemnifiable Loss and Expense in respect of such claims is greater than or equal to $100,000.00 (a “Qualifying Claim”); and (ii) unless and until the aggregate indemnifiable Loss and Expense suffered by the applicable Indemnified Parties arising out of Qualifying Claims exceeds one percent (1%) of the Purchase Price, in which event only the Losses and Expenses in excess of such amount shall be paid in accordance with the terms of this Article VI.  The foregoing limitations shall not apply to any Loss and Expense resulting from or arising out of (A) a breach of an Identified Representation, or (B) Taxes which are covered by Article VII.

(b) Multiple Indemnification.  Notwithstanding anything to the contrary herein, to the extent that an Indemnified Party has multiple rights of indemnification pursuant to this Article VI or Article VII, such Indemnified Party may only, consistent with the limitations set forth herein, recover such Loss and Expense one time.

(c) Maximum Indemnification Liability of Seller.  Notwithstanding anything herein to the contrary, the maximum aggregate liability of Seller to the Buyer Indemnified Parties pursuant to Section 6.02 shall be an amount equal to fifteen percent (15%) of the Purchase Price; provided, however, that the foregoing limitation shall not apply to (i) any Loss and Expense resulting from or arising out of a breach of an Identified Representation, in which case the maximum aggregate liability of Seller to the applicable Buyer Indemnified Parties pursuant to this Article VI shall in no event exceed an amount equal to the Purchase Price or (ii) any Loss and Expense resulting from or arising out of Taxes, in which case the maximum aggregate liability of Seller to the applicable Buyer Indemnified Parties pursuant to Section 6.02 shall not be limited.

(d) Adjustment for Tax Benefit and Insurance Coverage.  The Parties shall make all appropriate adjustments for tax benefits and insurance coverage in determining the amount of any Loss and Expense for purposes of this Article VI, the intent being that Losses and Expenses recoverable by an Indemnified Party from an Indemnifying Party shall be net of any tax benefits and insurance proceeds recovered by the Indemnified Party, taking into account any tax costs (or reduction in tax benefits) resulting from the indemnity payments and insurance proceeds.

(e) Certain Matters Affecting Indemnification.  Notwithstanding anything to the contrary set forth herein, for purposes of determining the amount of the Losses and Expenses resulting from a breach or inaccuracy of a representation, warranty, covenant or agreement of either Party (but not for purposes of determining the existence of such inaccuracy), any “Material”, “materiality” or “Material Adverse Effect” qualifier or words of similar import contained in such representation, warranty, covenant or agreement giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation, warranty, covenant or agreement).

Section 6.06 Exclusive Remedy.

Except for any remedies set forth in Article VIII of this Agreement, the indemnification rights provided to the Parties pursuant to this Article VI, as limited by and subject to the provisions of this Article VI, shall be the Parties’ sole and exclusive remedy with respect to this Agreement and the other Transaction Agreements, including with respect to any breach of any representation or warranty by, or covenant or obligation of, the other Party under this Agreement and the other Transaction Agreements, other than with respect to: (i) Tax indemnification claims under Article VII; (ii) a breach of the covenant contained in Section 9.05; and (iii) any action or inaction by a Party that constitutes fraud.

Section 6.07 Exclusion.

      Notwithstanding anything to the contrary in this Article VI, Seller shall not be obligated under this Article VI to indemnify any Buyer Indemnified Party for any Loss and Expense that directly arises out of or results directly from any event, occurrence or state of facts disclosed in the Schedules to this Agreement.

ARTICLE VII
TAX MATTERS

Section 7.01 Tax Returns For Periods After the 2013 PSA Closing Date Through the Closing Date.

Buyer shall not file or cause to be filed an amended Tax Return for GTN LLC for any taxable period or portion of a taxable period after the 2013 PSA Closing Date through the Closing Date, without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.02 Transfer Taxes.

The Parties acknowledge and agree that neither Party has identified any Transfer Taxes that would result from the transactions contemplated by this Agreement.  However, if any Transfer Taxes are owed by either Party on account of the transactions contemplated by this Agreement, they shall be borne equally by Buyer and Seller.

Section 7.03 Controversies for Periods Prior to the Closing Date.

(a) Notwithstanding anything to the contrary in the Third Amended and Restated GTN LLC Agreement, Buyer or the Buyer’s representative, at its sole expense, shall have the authority to represent the interests of GTN LLC with respect to any inquiries, claims, assessments, audits or similar events (each, a “Tax Matter”) relating to any period from and after the 2013 PSA Closing Date prior to the Closing Date before the U.S. Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that neither Buyer nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Seller (or its direct or indirect partners) or any of its Affiliates without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer or the Buyer’s representative shall keep Seller fully and timely informed with respect to the commencement, status and nature of any Tax Matter and shall provide Seller with a copy of all correspondence, notices and filings received or sent by Buyer in connection with such proceedings.  Buyer shall, in good faith, allow Seller, at its sole expense, to make comments to Buyer or Buyer’s representative, regarding the conduct of or positions taken in any such proceeding and to participate in such proceeding.

(b) Except as otherwise provided in Section 7.03(a), from and after the Closing Date, Tax Matters will be handled in accordance with the Third Amended and Restated GTN LLC Agreement.

Section 7.04 Tax Indemnity for Taxes For Periods After the 2013 PSA Closing Date Through the Closing Date.

Notwithstanding any other provisions of this Agreement, this Article VII shall apply to indemnifications by Seller to Buyer for, and shall be the sole remedy of Buyer in respect of, the losses described in the following sentence relating to Taxes in respect of taxable periods and portions of taxable periods after the 2013 PSA Closing Date through the Closing Date, and such indemnifications shall not be subject to any limitations described in Section 6.05 hereof.  Notwithstanding any provision to the contrary contained in this Agreement, Seller agrees to indemnify, defend and hold harmless Buyer against thirty percent (30%) (100% in the case of clause (iv)) of: (i) Income Taxes imposed on or asserted against the properties, income or operations of GTN LLC or for which GTN LLC may otherwise be liable, for all taxable periods or portions of taxable periods after the 2013 PSA Closing Date through the Closing Date; (ii) Taxes other than Income Taxes imposed on or asserted against the properties, income or operations of GTN LLC or for which GTN LLC may otherwise be liable, for all taxable periods or portions of taxable periods after the 2013 PSA Closing Date through the Closing Date; (iii) Taxes except for Transfer Taxes, which are the responsibility of Buyer and Seller pursuant to Section 7.02, imposed on GTN LLC or for which GTN LLC may be liable, as a result of any transaction contemplated by this Agreement; and (iv) Income Taxes for which GTN LLC is liable as a result of any election for GTN LLC to be treated as other than a partnership for U.S. federal, state or local income tax purposes that is filed at any time after the 2013 PSA Closing Date and on or prior to the Closing Date at the behest of Seller and not Buyer. Notwithstanding anything to the contrary in this Section 7.04, the 2013 PSA shall control the responsibility for Taxes for periods and portions of periods through the 2013 PSA Closing Date.  Amounts of Taxes taken into account in determining Working Capital shall not be subject to this Section 7.04.

Section 7.05 Tax Refunds for Periods After the 2013 PSA Closing Date Through the Closing Date.

Buyer shall pay to Seller an amount equal to thirty percent (30%) of any  refunds of Taxes received by GTN LLC that are attributable to Taxes with respect to any taxable period or portion of a taxable period after the 2013 PSA Closing Date through the Closing Date.  Such payments shall be made by Buyer within ten (10) Business Days after GTN LLC receives any such refund.  Amounts of Taxes taken into account in determining Working Capital shall not be subject to this Section 7.05.

Section 7.06 Allocation of 2015 Taxable Income and Loss.

Notwithstanding Section 4.4 of the GTN A&R LLC Agreement, profits and losses (and items thereof) of GTN LLC for federal, state and local income tax purposes with respect to any taxable period which begins before the Closing Date and ends after the Closing Date shall be allocated between Seller and Buyer using the “closing of the books” method.

Section 7.07 Federal Income Tax Treatment of Transaction.

    The Parties agree that, for U.S. federal income tax purposes, the purchase of the GTN Interest pursuant to this Agreement shall be treated as (i) a contribution by Seller of a portion of the GTN Interest to Buyer in exchange for Class B Units and the assumption of any liabilities by the Buyer within the meaning of Section 1.707-5(a)(6) of the Treasury Regulations (each a “Qualified Liability”) in a transaction consistent with the requirement of Section 721(a) of the Code and (ii) a sale of a portion of the GTN Interest by Seller to Buyer, in exchange for all of the cash consideration received pursuant to this Agreement plus assumed liabilities other than Qualified Liabilities.  Within two hundred forty (240) days after the Closing Date, Seller shall provide Buyer with a schedule setting forth the value of the consideration delivered to Seller in clauses (i) and (ii) above, respectively, and allocating the consideration described in clause (ii) above among the assets of GTN LLC that were deemed to have been transferred to Buyer as a result of the transaction described in clause (ii) (the “Allocation Schedule”).  If Buyer disputes Seller’s Allocation Schedule, Buyer shall provide to Seller a written notice of such dispute (“Tax Dispute Notice”) within thirty (30) days after receipt of the Allocation Schedule setting forth the matters in dispute and the specific grounds for such dispute.  If Seller does not receive a Tax Dispute Notice from Buyer within such thirty (30)-day period, Buyer shall be deemed to have agreed to, and accepted, such Allocation Schedule.  The Parties shall endeavor in good faith to resolve any disputes with respect to the Allocation Schedule within fifteen (15) days after Seller’s receipt of any Tax Dispute Notice from Buyer.  If the Parties cannot resolve any such disputes within that period, Seller shall engage a nationally recognized independent accounting firm, law firm or appraisal firm chosen jointly by the Parties in order to resolve such disputes.  Buyer and Seller agree to accept such firm’s determination of the appropriate allocation.  Any fees, costs and expenses for such engagement will be borne equally by the Parties.  The Parties agree to utilize the allocation, as finally determined, for all pertinent tax reporting purposes and not to take any action inconsistent with such allocation for pertinent tax purposes in any jurisdiction.

ARTICLE VIII
TERMINATION

Section 8.01 Termination.

This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Party by written notice to the other Party if the Closing shall not have occurred before July 1, 2015; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(c) by either Party by written notice to the other Party if there shall have been a material breach or default of any of the representations, warranties, covenants or agreements of such other Party hereunder that reasonably cannot be or has not been cured within thirty (30) calendar days after delivery of written notification thereof by the terminating Party and which material breach or default would result in a failure to satisfy the conditions to Closing set forth in Section 5.02 or Section 5.03, as the case may be.

Section 8.02 Effect of Termination.

If this Agreement is terminated in accordance with this Article VIII, all further obligations of the Parties hereunder shall terminate.  In the event of a termination contemplated hereby by any Party pursuant to this Article VIII, the transactions contemplated hereby shall be abandoned without further action by any Party hereto, and there shall be no obligation of or liability under this Agreement to any Party hereto, or their respective shareholders, directors, officers, employees, representatives or agents, except that this Section 8.02 and Article IX shall survive termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Modification.

This Agreement may be amended or modified only by a written instrument executed by the Parties.

Section 9.02 Notices.

All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given: (i) the next Business Day after being sent by Federal Express or any other recognized overnight courier service providing delivery confirmation; (ii) three (3) Business Days after mailing by certified or registered mail, with postage prepaid and with return receipt requested; or (iii) when a confirmation is received after being sent by legible facsimile transmission, addressed as follows:

If to Seller to:	TransCanada American Investments Ltd. 700 Louisiana Street Suite 700 Houston, Texas 77002-2761 Attention: Corporate Secretary Fax: (832) 320-6201 with a copy (which shall not constitute notice) to:
TransCanada PipeLines Limited 450 – 1st Street S.W. Calgary, Alberta Canada T2P 5H1 Attention: Executive Vice-President, Law and General Counsel Fax: (403) 920-2411

If to Buyer to:
 TC Pipelines, LP
c/o TC PipeLines GP, Inc.
450 – 1st Street, S.W.
Calgary, Alberta
Canada
T2P 5H1
Attention:  Secretary
Fax:  (403) 920-2460

with a copy (which shall not constitute notice) to:

Brett Cooper, Esq.
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105Fax: (415) 773-5759

or to such other address or addresses as any Party shall have designated by notice in writing to the other Party in accordance with this Section 9.02.

Section 9.03 Entire Agreement.

The Transaction Agreements and all the other documents executed and delivered by the Parties pursuant hereto (or as contemplated hereby), contain the entire understanding of the Parties with respect to the subject matter of this Agreement, and there are no representations, warranties, covenants or agreements other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement.

Section 9.04 Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.05 Press Releases.

The initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon by the Parties prior to the issuance thereof.  Prior to the fifth (5th) Business Day prior to the Closing, the Parties shall consult with each other before they or any of their Affiliates issue any other press release or otherwise make any other public statement with respect to this Agreement or the transactions contemplated hereby.  Following any termination of this Agreement, the Parties shall consult with each other before they or any of their Affiliates issue any other press release or otherwise make any other public statement with respect to such termination.  Buyer and Seller and their Affiliates shall not issue any other press release or make any such other public statement prior to any consultation (but no approval thereof shall be required), except as maybe required by Applicable Law or stock exchange rule.

Section 9.06 Assignment.

This Agreement, and any right or obligation hereunder may be assigned or delegated (in whole or in part) only in accordance with this Section 9.06.  Upon the prior written consent of the other Party hereto, a Party may assign this Agreement or a right hereunder, or delegate an obligation hereunder, to another Person.

Section 9.07 Severability.

The terms of this Agreement are fully severable, and the decision or judgment of any court of competent jurisdiction rendering void or unenforceable any one or more of such terms shall not render void or unenforceable any of the other terms hereof.

Section 9.08 Captions; Article and Section References.

The caption at the heading of each Article and Section of this Agreement is for convenience of reference only and is not to be deemed a part of the Agreement itself and will not affect the meaning or interpretation of this Agreement.  Article and section references are to the articles and sections of this Agreement unless otherwise indicated.

Section 9.09 Choice of Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.10 Counterparts.

This Agreement may be executed and delivered in one or more counterparts, including facsimile counterparts with originals to follow, each of which shall be deemed to be part of one and the same original document.

Section 9.11 Waiver.

      Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the Party entitled to the benefits thereof.  No waiver by any Party of any breach of this Agreement shall be deemed a waiver of any subsequent breach of the same or any other provision.

Section 9.12 Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the appendices and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, appendix and exhibit references are to the Articles, Sections, paragraphs, appendices and exhibits to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (iv) the phrase “ordinary course of business” or “normal course” or any similar phrase shall mean “ordinary course of business consistent with past practice” unless the context requires otherwise or unless otherwise specified; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all monies are deemed to be in U.S. dollars unless otherwise stated.

Section 9.13 Incorporation of Exhibits, Schedules and Appendices.

Any Exhibits, Schedules, and Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.14 No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnified Parties, the Seller Indemnified Parties and their respective successors and permitted assigns.

Section 9.15 No Consequential or Punitive Damages.

No Party shall be liable to any other Party or Person for any consequential, exemplary, special or punitive damages in connection with this Agreement or the other Transaction Agreements unless such damages are awarded to a third party in connection with a Third Party Claim.

Section 9.16 Time of Essence.

Time is of the essence under this Agreement.

Section 9.17 Defined Terms.

For purposes of this Agreement, the terms set forth in Appendix A hereto shall have the meanings set forth therein.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the day and year first above written.

TRANSCANADA AMERICAN INVESTMENTS LTD.

By:	/s/ Dean K. Ferguson
Name:	Dean K. Ferguson
Title:	President

By:	/s/ Lauri A. Newton
Lauri A. Newton
Assistant Secretary

TC PIPELINES, LP by TC PipeLines GP, Inc., its General Partner

By:	/s/ Steven D. Becker
Name:	Steven D. Becker
Title:	President

By:	/s/ Jon A. Dobon
Name:	Jon A. Dobson
Title:	Secretary

[Signature Page to Purchase Agreement]

SIGNATURE PAGE

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

 “Acquisition Date” means November 1, 2004.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly controls (including all directors and officers of such Person), is controlled by, or through one or more intermediaries, under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, Buyer and Seller shall not be considered Affiliates of one another for the purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 7.07.

“Applicable Law” means, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order or decree, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter, and in each case as amended, applicable to such Person or its subsidiaries or their respective assets.

“Assignment and Assumption Agreement” means the agreement attached as Exhibit B hereto.

“Base Purchase Price” means three hundred fifty-one million dollars ($351,000,000) less ninety-eight million dollars

($98,000,000).

“Business” means GTN LLC’s business of constructing, owning and operating the GTN Pipeline and transporting natural gas on its system pursuant to transportation contracts with shippers.

“Business Day” means any day on which banks are generally open to conduct business in New York, New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.02(a).

Appendix A

“Claim” has the meaning set forth in Section 6.04(b).

“Class B Units” means 1,900,000 Class B Units of Buyer issued in accordance with the Third Amended and Restated LP Agreement.

“Closing” has the meaning set forth in Section 1.04.

“Closing Date” has the meaning set forth in Section 1.04.

“Closing Payment” means the Estimated Purchase Price.

“Closing Statement” has the meaning set forth in Section 1.05(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation or commitment or concession of any nature.

“Current Assets” means the aggregate of (i) cash, (ii) accounts receivable  (iii) accounts receivable and advances receivable from affiliated companies, including advances receivable from TCILP under its cash management agreement (iv) plant material and operating supplies and (v) prepayments.

“Current Liabilities” means the aggregate of (i) accounts payable, (ii) payables and advances to affiliated companies, including advances payable to TCILP under its cash management agreement (iii) accrued taxes other than Income Taxes and (iv) other current and accrued liabilities due within a year. For the avoidance of doubt, Current Liabilities shall not include accrued Income Taxes or the current portion of long term debt.

“Dispute” means any dispute, controversy or claim arising out or relating to this Agreement or the breach, termination or validity thereof.

“Effective Time” means 12:01 am Pacific Standard Time on the Closing Date.

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use, handling, transport, release or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; to health or safety in the workplace; and to the protection of the public’s health and safety and the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Occupational Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1501 et seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq., and other comparable foreign, state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published hereunder.

Appendix A

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued hereunder.

“Estimated Purchase Price” means the Base Purchase Price, adjusted as follows: (x) if the Estimated Working Capital is in excess of the Reference Amount, the Base Purchase Price shall be increased by thirty percent (30%) of the amount of such excess in order to determine the Estimated Purchase Price and (y) if the Estimated Working Capital is less than the Reference Amount, the Base Purchase Price shall be decreased by thirty percent (30%) of the amount of the deficiency.

“Estimated Working Capital” means Seller’s good faith estimate of the Working Capital as of the Closing Date.

“Financial Statements” has the meaning set forth in Section 2.10.

“GAAP” means U.S. generally accepted accounting principles.  All references to GAAP shall mean GAAP as in effect on the date hereof, unless otherwise specified.

“Governmental Authority” means any federal, state, county, municipal, regional or other governmental authority, agency, board, body, instrumentality, commission or political subdivision of any of the foregoing, or any court or arbitrator.

“GTN A&R LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of GTN LLC dated as of July 1, 2013.

“GTN LLC” has the meaning set forth in the recitals.

“GTN LLC Budget” means the budget of GTN LLC attached hereto as Exhibit C.

“GTN Interest” has the meaning set forth in the recitals.

“GTN Pipeline” means, collectively with all associated laterals and meter stations, a natural gas pipeline system consisting of the GTN pipeline, plus any expansions or improvements undertaken, in whole or in part, by GTN LLC.

“Hazardous Material” means any substance, waste, pollutant, contaminant or material subject to regulation under any Environmental Law.

“Identified Representation” has the meaning set forth in Section 6.01.

Appendix A

“Income Tax” means federal, state, local, or foreign income or franchise Taxes or other similar Taxes measured in whole or in part by income and any interest and penalties or additions thereon.

“Indemnified Party” has the meaning set forth in Section 6.04(a).

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Independent Accounting Firm” means an independent nationally recognized accounting firm as mutually selected by Seller and Buyer.

“Knowledge” means the actual knowledge after due inquiry of Eva Neufeld, Todd Johnson, and Jay White.

“Lien” means any lien, pledge, charge, claim, security interest, purchase agreement, option, restriction on transfer or other recorded encumbrance of any nature whatsoever, whether consensual, statutory or otherwise.

“Loss and Expense” has the meaning set forth in Section 6.02.

“Material” means material in relation to the business or operations of GTN LLC, taken as a whole.

“Material Adverse Effect” means any circumstance, change or effect that is materially adverse to the financial condition or results of operations of GTN LLC, taken as a whole, or that impedes or delays the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, other than (i) any adverse circumstance, change, or effect arising from or relating to general business or economic conditions in the industries or markets in which GTN LLC operates not having a materially disproportionate affect on GTN LLC as compared to other participants in such industry or market, including (A) changes in national or regional gathering, pipeline or storage facilities or (B) rules, regulations or decisions of FERC or the courts affecting the natural gas transportation industry as a whole or the natural gas storage industry as a whole, (ii) any adverse circumstance, change or effect arising from weather conditions, including unexpected or harsh weather conditions, (iii) seasonal reductions in revenues or earnings of GTN LLC in the ordinary course of business consistent with past periods, (iv) national or international political, diplomatic or military conditions (including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attach) not disproportionately affecting GTN LLC as compared to other participants in the industries or markets in which GTN LLC operates, (v) changes in GAAP, (vi) changes in Applicable Laws not disproportionately affecting GTN LLC as compared to other participants in the industries or markets in which GTN LLC operates, (vii) the failure of Seller to take any action for which Seller in good faith requests Buyer’s written consent under Section 4.03 and Buyer refuses to provide such consent, (viii) any changes in prices for commodities, goods, or services, or the availability or costs of hedges or other derivatives, including fluctuations in interest rates, (ix) any matter that is expressly disclosed in the Schedules as of the date of execution of this Agreement, and (x) the execution and delivery or announcement of this Agreement.  The Parties agree that any determination as to whether a change, effect, event, or occurrence is a Material Adverse Effect shall be made after taking into account and considering all matters relevant to such analysis, including (y) all amounts, if any, recognized by the Person and its Affiliates, as applicable, under insurance or third-party indemnifications or similar agreements, and (z) all Tax benefits with respect to such change, effect, event, or occurrence.

Appendix A

“Material Agreements” has the meaning set forth in Section 2.18.

“Notifying Party” has the meaning set forth in Section 6.04(a).

“Party” has the meaning set forth in the preamble.

“Permit” means any permit, license, approval or other authorization required or granted by any Governmental Authority.

“Permitted Encumbrances” means (i) defects, imperfections or irregularities in title (including easements, rights-of-way, covenants, conditions, restrictions, and other matters affecting title to real property) that are not material in character, amount, extent with respect to the asset or assets to which they relate or, together with any other such defects, imperfections or irregularities, in the aggregate; (ii) encumbrances created by or referenced in any of the Material Agreements; (iii) encumbrances, created by Buyer, or its successors and assigns, (iv) Liens for Taxes not yet due and payable, and (v) statutory Liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in connection with the ordinary course of business securing payments not yet due and payable.

“Person” means a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

“Prime Rate” means the prime interest rate reported in The Wall Street Journal.

“Purchase Price” has the meaning set out in Section 1.02.

“Qualifying Claim” has the meaning set forth in Section 6.05(a).

“Reference Amount” means Eight Million Eighty Nine Thousand Eight Hundred Nineteen dollars ($8,089,819.00).

“Release” means the form of release attached hereto as Exhibit F.

“Reputable Insurer” means any financially sound and responsible insurance provider rated “A-X” or better by A.M. Best Company (or if such ratings cease to be published generally for the insurance industry, meeting comparable financial standards then applicable to the insurance industry).

“Request” has the meaning set forth in Section 4.04.

“Securities Act” means the federal Securities Act of 1933, as amended.

Appendix A

“Seller” has the meaning set forth in preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 6.03(a).

“Special Approval” has the meaning set forth in the Third Amended and Restated LP Agreement.

“Tax” or “Taxes” means all income, gross receipts, profits, franchise, sales, use, ad valorem, occupation, property (including in lieu-of-taxes), capital, environmental, employment, severance, excise, workers' compensation, social security, withholding or similar taxes or other governmental fees or charges of a similar nature, however denominated, imposed by any federal, state, local, foreign or other political subdivision taxing authority, whether imposed directly on a person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and including any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

“Tax Dispute Notice” has the meaning set forth in Section 7.07.

“Tax Matter” has the meaning set forth in Section 7.03(a).

“Tax Return” means any return, report, statement, information or other document including any amendment thereto filed or to be filed or required to be filed or supplied to any federal, state, local or foreign Tax authority or any other government entity with respect to Taxes, including, where permitted or required, combined, consolidated, unitary or any similar returns for any group of entities.

“TCILP” means TC PipeLines Intermediate Limited Partnership.

“Third Amended and Restated GTN LLC Agreement” has the meaning set forth in Section 1.07(d).

“Third Amended and Restated LP Agreement” has the meaning set forth in Section 1.07(e).

“Third Party Claim” has the meaning set forth in Section 6.04(c).

“Transaction Agreements” means this Agreement, the Assignment and Assumption Agreement, and any documents or certificates to be provided pursuant thereto, and with respect to the Buyer includes the Release.

“Transfer Taxes” means any and all transfer Taxes, including sales taxes, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, and similar Taxes fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Violation” has the meaning set forth in Section 2.03(a).

Appendix A

“Working Capital” means (i) Current Assets, minus (ii) Current Liabilities.  For the avoidance of doubt, Working Capital may be a negative number.

“Working Capital Adjustment Statement” means the statement provided pursuant to Section 1.03(a).

“2013 PSA” has the meaning set forth in the Recitals.

“2013 PSA Closing Date” has the meaning set forth in the Recitals.

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Appendix A